As filed with the Securities and Exchange Commission on June 7, 2024

Investment Company Act Registration No. 811-22538

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 124

(Check appropriate box or boxes)

ADVISERS INVESTMENT TRUST

(Exact name of registrant as specified in charter)

50 S. LaSalle Street

Chicago, Illinois 60603

(Address of principal executive offices) (Zip code)

Registrant’s Telephone Number, including Area Code: 866-638-5859

Barbara J. Nelligan

50 S. LaSalle Street

Chicago, Illinois 60603

With copy to:

Michael V. Wible

Thompson Hine LLP

41 South High Street, Suite 1700

Columbus, OH 43215-6101

EXPLANATORY NOTE

This Amendment No. 124 to the Registration Statement on Form N-1A incorporates herein Part A and Part B as filed in Post-Effective Amendment No. 122 of the Registrant on January 25, 2024 (Accession No. 0001193125-24-015504) (“Amendment No. 122”) and is being filed to amend and supplement Amendment No. 122.

This Amendment No. 124 has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to shares of beneficial interest in its NTAM Treasury Assets Fund. Shares of beneficial interest in this Fund are not registered under the Securities Act of 1933 (the “1933 Act”), in accordance with Regulation D under the 1933 Act, as amended. This Amendment No. 124 is not offering to sell, or soliciting any offer to buy, any security to the public within the meaning of the 1933 Act.

The audited financial statements and the report of the independent registered public accounting firm of the Portfolio for the fiscal year ended September 30, 2023 (as filed on November 29, 2023 (Accession No. 0001193125-23-285108)) contained in the Annual Report of the Portfolio, are incorporated herein by reference.

NTAM TREASURY ASSETS FUND

A SERIES OF ADVISERS INVESTMENT TRUST

Supplement dated June 7, 2024

to the Statement of Additional Information dated January 28, 2024

Effective June 5, 2024, the Board of Trustees of Advisers Investment Trust (the “Trust”) elected James R. Nash as Chief Compliance Officer and AML Officer of the Trust. The information with respect to the Chief Compliance Officer and AML Officer in the table listing each Officer of the Trust on page 13 of the Statement of Additional Information is deleted in its entirety and replaced with the following:

Name, Address and Year of Birth[1]	Position(s) Held with the Trust	Term of Office/ Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in the Trust Overseen by Trustee	Other Directorships Held by Trustee During Past 5 Years
James R. Nash Year of Birth: 1981	Chief Compliance Officer and AML Officer	Indefinite/ June 2024 to present	Director, ACA Group, 2022 to present; Managing Director, Foreside Fund Officer Services, LLC, 2016 to 2022.	N/A	N/A

[1]	The mailing address of Mr. Nash is 3 Canal Plaza, Suite 100, Portland, ME 04101.

The information appearing under the heading “Disclosure of Portfolio Holdings” on page 21 of the Statement of Additional Information is deleted in its entirety and replaced with the following:

The Fund will not disclose (or authorize its custodian or Placement Agent to disclose) portfolio holdings information to any person or entity except as follows:

•

To persons providing services to the Fund who have a need to know such information in order to fulfill their obligations to the Fund, such as portfolio managers, administrators, custodians, pricing services, proxy voting services, accounting and auditing services, liquidity vendors, and research and trading services, and the Trust’s Board of Trustees;

•	In connection with periodic reports that are available to shareholders;

•	To mutual fund rating or statistical agencies or persons performing similar functions;

•	Pursuant to a regulatory request or as otherwise required by law; or

•	To persons approved in writing by the CCO or President of the Trust.

The Fund will publish on its website, www.northerntrust.com/ntam-treasury-assets-fund, complete month-end portfolio holdings for the Fund subject to at least a five (5) business day lag between the date of the information and the date on which the information is disclosed. To find the month end portfolio holdings for the Fund, click on “Literature” and then “Current Month-end Holdings”. The Fund also publishes on its website, no later than the fifth business day of each month and for a period of not less than six months, certain information required by Rule 2a-7 regarding the Fund’s portfolio holdings as of the last business day of the prior month. The Fund may publish on the website complete portfolio holdings information more frequently (i.e., weekly) if it has a legitimate business purpose for doing so. Portfolio holdings for the Fund will also be disclosed through required filings with the SEC. The Fund will disclose portfolio holdings in the annual and semi-annual reports, as well as in filings with the SEC, in each case no later than 60 days after the end of the applicable fiscal period.

Certain information with respect to the Fund will be provided in monthly holdings reports to the SEC on Form N-MFP2. Form N-MFP2 will be made available to the public on the SEC’s EDGAR database immediately upon filing after the end of the month to which the information pertains, and a link to each of the most recent 12 months of filings on Form N-MFP2 will be provided on the Fund’s website. In addition, in the event that the Fund files information regarding certain material events with the SEC on Form N-CR, the Fund will disclose on its website certain information that the Fund is required to report on Form N-CR. Such material events include the provision of any financial support by an affiliated person of the Fund or a decline in weekly liquid assets below 10% of the Fund’s total assets. This information will appear on the Fund’s website no later than the same business day on which the Fund files Form N-CR with the SEC and will be available on the Fund’s website for at least one year. Shareholders may obtain the Fund’s Forms N-CSR, N-MFP2, and N-CR filings on the SEC’s website at www.sec.gov.

Pursuant to policies and procedures adopted by the Board of Trustees, the Fund has ongoing arrangements to release portfolio holdings information on a daily basis to the Adviser, Administrator, Transfer Agent, Fund Accounting Agent, and Custodian and on an as needed basis to other third parties providing services to the Fund. The Adviser, Administrator, Transfer Agent, Fund Accounting Agent, and Custodian receive portfolio holdings information daily in order to carry out the essential operations of the Fund. The Fund discloses portfolio holdings to its auditors, legal counsel, proxy voting services (if applicable), pricing services, printers, parties to merger and reorganization agreements and its agents, and prospective or newly hired investment advisers or sub-advisers. The lag between the date of the information and the date on which the information is disclosed will vary based on the identity of the party to whom the information is disclosed. For instance, the information may be provided to auditors within days of the end of an annual period, while the information may be given to legal counsel at any time.

The Fund, the Adviser, the Transfer Agent, the Fund Accounting Agent, and the Custodian are prohibited from entering into any special or ad hoc arrangements with any person to make available information about the Fund’s portfolio holdings without the specific approval of the Trust’s CCO or President. Any party wishing to release portfolio holdings information on an ad hoc or special basis must submit any proposed arrangement to the CCO, which will review the arrangement to determine (i) whether the arrangement is in the best interests of the Fund’s shareholders, (ii) whether the information will be kept confidential (based on the factors discussed below), (iii) whether sufficient protections are in place to guard against personal trading based on the information, and (iv) whether the disclosure presents a conflict of interest between the interests of Fund shareholders and those of the Adviser, or any affiliated person of the Fund or the Adviser. The CCO will provide to the Board of Trustees on a quarterly basis a report regarding all portfolio holdings information released on an ad hoc or special basis. Additionally, the Adviser, and any affiliated persons of the Adviser, is prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings. The Trust’s CCO monitors compliance with these procedures, and reviews their effectiveness on an annual basis. Information disclosed to third parties, whether on an ongoing or ad hoc basis, is disclosed under conditions of confidentiality. “Conditions of confidentiality” include (i) confidentiality clauses in written agreements, (ii) confidentiality implied by the nature of the relationship (e.g., attorney-client relationship), (iii) confidentiality required by fiduciary or regulatory principles (e.g., custody relationships) or (iv) understandings or expectations between the parties that the information will be kept confidential. The agreements with the Fund’s Adviser, Transfer Agent, Fund Accounting Agent, and Custodian contain confidentiality clauses, which the Board and these parties have determined extend to the disclosure of nonpublic information about the Fund’s portfolio holdings and the duty not to trade on the non-public information. The Trust believes that these are reasonable procedures to protect the confidentiality of the Fund’s portfolio holdings and will provide sufficient protection against personal trading based on the information.

This Supplement and the Prospectus and Statement of Additional Information should be retained for future reference.

2

PART C

OTHER INFORMATION

Item 28. Exhibits.

(a)	Articles of Incorporation.

(i)	Certificate of Conversion, which was filed as an Exhibit to Registrant’s Post-Effective Amendment No. 58 dated August 7, 2017, is hereby incorporated by reference.

(ii)	Fifth Amended and Restated Agreement and Declaration of Trust dated March 9, 2023, which was filed as an Exhibit to Registrant’s Amendment No. 122 dated January 25, 2024 is incorporated by reference.

(b)	By-Laws.

(i)	Registrant’s Second Amended By-Laws dated June 21, 2018, which was filed as an Exhibit to Registrant’s Amendment No. 79 dated January 25, 2018, is hereby incorporated by reference.

(ii)	Amendment to Registrant’s Second Amended By-Laws dated December 14, 2018, which was filed as an Exhibit to Registrant’s Amendment No. 79 dated January 25, 2019, is hereby incorporated by reference.

(c)	Instruments Defining Rights of Security Holder. None other than in the Declaration of Trust and By-Laws of the Registrant.

(d)	Investment Advisory Contracts.

(i)

Investment Advisory Agreement between Registrant, on behalf of the series managed by Northern Trust Investments, Inc. and Northern Trust Investments, Inc. dated March 7, 2018, which was filed as an Exhibit to Registrant’s Amendment No. 72 dated March 22, 2018, is hereby incorporated by reference.

(e)	Underwriting Contracts.

(i)

Placement Agent Agreement between Registrant, on behalf of the NTAM Treasury Assets Fund, and Foreside Financial Services, LLC dated March 20, 2018, which was filed as an Exhibit to Registrant’s Amendment No. 72 dated March 22, 2018, is hereby incorporated by reference.

(ii)

Novation of Placement Agent Agreement between the Registrant, on behalf of the NTAM Treasury Assets Fund and Foreside Financial Services, LLC Services, LLC, which was filed as an Exhibit to Registrant’s Amendment No. 109 filed on January 27, 2022, is hereby incorporated by reference.

(f)	Bonus or Profit Sharing Contracts. None.

(g)	Custodian Agreements.

(i)

Custody Agreement between Registrant, on behalf of the series managed by Northern Trust Investments, Inc., and The Northern Trust Company dated March 7, 2018, which was filed as an Exhibit to Registrant’s Amendment No. 72 dated March 22, 2018, is hereby incorporated by reference.

(ii)	Amendment to Custody Agreement dated December 12, 2019 which was filed as an Exhibit to Registrant’s Amendment No. 87 dated January 24, 2020, is hereby incorporated by reference.

(h)	Other Material Contracts.

(i)

Transfer Agency and Service Agreement between the Registrant, on behalf of the series managed by Northern Trust Investments, Inc., and The Northern Trust Company dated March 7, 2018, which was filed as an Exhibit to Registrant’s Amendment No. 72 dated March 22, 2018, is hereby incorporated by reference.

(ii)	Amendment to Transfer Agency and Service Agreement dated December 14, 2022, which was filed as an Exhibit to Registrant’s Amendment No. 114 dated January 26, 2023, is hereby incorporated by reference.

(iii)

Fund Administration and Accounting Services Agreement between Registrant, on behalf of the series managed by Northern Trust Investments, Inc., and The Northern Trust Company dated March 7, 2018, which was filed as an Exhibit to Registrant’s Amendment No. 72 dated March  22, 2018, is hereby incorporated by reference.

(iv)

Amendment to Fund Administration and Accounting Services Agreement dated September 20, 2018 which was filed as an Exhibit to Registrant’s Amendment No.  79 dated January 25, 2019, is hereby incorporated by reference.

(v)	Amendment to Fund Administration and Accounting Services Agreement dated March 7, 2024, is filed herewith.

(vi)

Amended and Restated Services Agreement for Trust and Regulatory Governance between Registrant, on behalf of the series managed by Northern Trust Investments, Inc., and Foreside Fund Officer Services, LLC dated September 20, 2018 which was filed as an Exhibit to Registrant’s Amendment No.  79 dated January 25, 2019, is hereby incorporated by reference.

(vii)

Expense Limitation Agreement between Registrant, on behalf of the series managed by Northern Trust Investments, Inc., and Northern Trust Investments, Inc., on behalf of the NTAM Treasury Assets Fund dated March 7, 2018, which was filed as an Exhibit to Registrant’s Amendment No. 72 dated March  22, 2018, is hereby incorporated by reference.

(viii)	First Amendment to Expense Limitation Agreement dated June 11, 2020 which was filed as an Exhibit to Registrant’s Amendment No. 101 dated January 27, 2021, is hereby incorporated by reference.

(i)	Legal Opinion.

(i)	Legal Opinion of Thompson Hine LLP, which was filed as an Exhibit to Registrant’s Amendment No. 72 dated March 22, 2018, is hereby incorporated by reference.

(ii)	Legal Consent, which was filed as an Exhibit to Registrant’s Amendment No. 122 dated January 25, 2024, is hereby incorporated by reference.

(j)	Other Opinions. Not required.

(k)	Omitted Financial Statements. Not required.

(l)	Initial Capital Agreements.

(i)	Purchase Agreement for shares of the NTAM Treasury Assets Fund, which was filed as an Exhibit to Registrant’s Amendment No. 72 dated March 22, 2018, is hereby incorporated by reference.

(m)	Rule 12b-1 Plan. None.

(n)	Rule 18f-3 Plan. None.

(o)	Reserved.

(p)	Codes of Ethics.

(i)

Code of Ethics of the Registrant. Registrant’s Amended Code of Ethics dated June 10, 2014, which was filed as an Exhibit to Registrant’s Post-Effective Amendment No. 22, dated August 11, 2014, and is hereby incorporated by reference.

(ii)

Code of Ethics of the Adviser. Northern Trust Investments, Inc. Code of Ethics dated March 14, 2023, which was filed as an Exhibit to Registrant’s Amendment No. 122 dated January 25, 2024, is hereby incorporated by reference.

(q)

Powers of Attorney for D’Ray Moore, Robert Gordon, and Steven R. Sutermeister which were filed as an Exhibit to Registrant’s Amendment No. 122 dated January 25, 2024, is hereby incorporated be reference.

Item 29. Persons Controlled by or Under Common Control with the Fund None.

Item 30. Indemnification

Reference is made to Article VII of the Registrant’s Agreement and Declaration of Trust. The application of these provisions is limited by the following undertaking set forth in the rules promulgated by the Securities and Exchange Commission:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue. The Registrant may maintain a standard mutual fund and investment advisory professional and directors and officers’ liability policy. The policy, if maintained, would provide coverage to the Registrant, its Trustees and officers, and could cover its advisers, among others. Coverage under the policy would include losses by reason of any act, error, omission, misstatement, misleading statement, neglect or breach of duty.

Item 31. Business and Other Connections of the Investment Adviser

Northern Trust Investments, Inc. (“NTI”), an indirect subsidiary of Northern Trust Corporation (“TNTC”), serves as investment adviser of the Fund. NTI is located at 50 S. LaSalle Street, Chicago, Illinois 60603. NTI is an Illinois State Banking Corporation and an investment adviser registered under the Investment Advisers Act of 1940, as amended. NTI primarily manages assets for institutional and individual separately managed accounts, investment companies and bank common and collective funds. Northern Trust Corporation is regulated by the Board of Governors of the Federal Reserve System as a financial holding company under the U.S. Bank Holding Company Act of 1956, as amended. Set forth below is a list of officers and directors of NTI, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by such officers and directors during the past two years.

Name and Position with Investment Adviser (NTI)	Name of Other Company	Position with Other Company
Abunassar, John Director and Executive Vice President	The Northern Trust Company	Executive Vice President

Bromwell, Maureen Director, Chief Marketing Officer and Executive Vice President	The Northern Trust Company	Executive Vice President

Carroll, Stephen Elliott Chief Financial Officer, Sr. Vice President, Treasurer & Cashier	None	None

Carberry, Craig R. Senior Vice President, Chief Legal Officer, Senior Trust Officer and Secretary	The Northern Trust Company 50 South Capital Advisors, LLC Northern Trust Securities, Inc. Northern Institutional Funds Northern Funds	Deputy General Counsel and Senior Vice President Chief Legal Officer and Secretary Secretary Chief Legal Officer Chief Legal Officer

Chappell, Darlene Anti-Money Laundering Compliance Officer and Vice President	50 South Capital Advisors, LLC Northern Trust Securities, Inc. Northern Institutional Funds Northern Funds	AML Compliance Officer AML Compliance Officer AML Compliance Officer AML Compliance Officer

Del Real, Jose J. Assistant Secretary	The Northern Trust Company Northern Institutional Funds Northern Funds	Assistant General Counsel and Senior Vice President Secretary Secretary

Gamba, Daniel E. Director, Chairman, President, and Chief Executive Officer	Northern Trust Corporation The Northern Trust Company	Executive Vice President and President – Asset Management Executive Vice President and President – Asset Management

Hawkins, Sheri B. Director and Executive Vice President	The Northern Trust Company	Executive Vice President

Kar, Paulami Director, Global Head of Product and Sr. Vice President	None	None

Kumar, Archana Director, Chief Operating Officer and Executive Vice President	The Northern Trust Company	Executive Vice President

Name and Position with Investment Adviser (NTI)	Name of Other Company	Position with Other Company
Joshi, Kaushal Chief Information Officer and Sr. Vice President	None	None

Manioudakis, Angelo Director, Chief Investment Officer and Executive Vice President	The Northern Trust Company	Executive Vice President

McInerney, Joseph W. Chief Risk Officer and Sr. Vice President	None	None

Teufel, Maya G. Chief Compliance Officer and Sr. Vice President	None	None

Wojnar, Dariusz Director and Executive Vice President	The Northern Trust Company Northern Institutional Funds Northern Funds	Executive Vice President Trustee Trustee

Item 32. Principal Underwriters

(a) Foreside Financial Services, LLC (f/k/a/ BHIL Distributors, LLC) , a wholly owned subsidiary of Foreside Financial Group, LLC (d/b/a ACA Group), (the “Placement Agent ”) serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:

1.	13D Activist Fund, Series of Northern Lights Fund Trust

2.	2nd Vote Funds

3.	AAMA Equity Fund, Series of Asset Management Fund

4.	AAMA Income Fund, Series of Asset Management Fund

5.	Advisers Investment Trust

6.	AG Twin Brook Capital Income Fund

7.	AltShares Trust

8.	American Beacon AHL Trend ETF, Series of American Beacon Select Funds

9.	American Beacon GLG Natural Resources ETF, American Beacon Select Funds

10.	Aristotle Funds Series Trust

11.	Boston Trust Walden Funds (f/k/a The Boston Trust & Walden Funds)

12.	Bow River Capital Evergreen Fund

13.	Constitution Capital Access Fund, LLC

14.	Cook & Bynum Funds Trust

15.	Datum One Series Trust

16.	Diamond Hill Funds

17.	Driehaus Mutual Funds

18.	FMI Funds, Inc.

19.	Impax Funds Series Trust I (f/k/a Pax World Funds Series Trust I)

20.	Impax Funds Series Trust III (f/k/a Pax World Funds Series Trust III)

21.	Inspire 100 ETF, Series of Northern Lights Fund Trust IV

22.	Inspire 500 ETF, Series of Northern Lights Fund Trust IV

23.	Inspire Corporate Bond ETF, Series of Northern Lights Fund Trust IV

24.	Inspire Fidelis Multi Factor ETF, Series of Northern Lights Fund Trust IV

25.	Inspire Global Hope ETF, Series of Northern Lights Fund Trust IV

26.	Inspire International ETF, Series of Northern Lights Fund Trust IV

27.	Inspire Momentum ETF, Series of Northern Lights Fund Trust IV

28.	Inspire Small/Mid Cap ETF, Series of Northern Lights Fund Trust IV

29.	Inspire Tactical Balanced ETF, Series of the Northern Lights Fund Trust IV

30.	Macquarie Energy Transition ETF, Series of Macquarie ETF Trust

31.	Macquarie Global Listed Infrastructure ETF, Series of Macquarie ETF Trust

32.	Macquarie Tax-Free USA Short Term ETF, Series of Macquarie ETF Trust

33.	Macquarie Focused Large Growth ETF, Series of Macquarie ETF Trust

34.	Meketa Infrastructure Fund

35.	Nomura Alternative Income Fund

36.	PPM Funds

37.	Praxis Mutual Funds

38.	Primark Meketa Private Equity Investments Fund

39.	SA Funds – Investment Trust

40.	Sequoia Fund, Inc.

41.	Simplify Exchange Traded Funds

42.	Siren ETF Trust

43.	Tactical Dividend and Momentum Fund, Series of Two Roads Shared Trust

44.	TCW ETF Trust

45.	Zacks Trust

(b) The following are the Officers and Manager of the Placement Agent. The Placement Agent’s main business address is Three Canal Plaza, Suite 100, Portland, Maine 04101.

(c)

Name	Address	Position with Underwriter	Position with Registrant
Teresa Cowan	Three Canal Plaza, Suite 100, Portland, ME 04101	President/Manager	None

Chris Lanza	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None

Kate Macchia	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None

Jennifer A. Brunner	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President and Chief Compliance Officer	None

Kelly B. Whetstone	Three Canal Plaza, Suite 100, Portland, ME 04101	Secretary	None

Susan L. LaFond	Three Canal Plaza, Suite 100, Portland, ME 04101	Treasurer	None

Weston Sommers	Three Canal Plaza, Suite 100, Portland, ME 04101	Financial and Operations Principal and Chief Financial Officer	None

(d) Not applicable.

Item 33. Location of Accounts and Records

Accounts, books, and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the Rules promulgated thereunder are in the physical possession of TNTC and NTI, each located at 50 S. LaSalle St., Chicago, IL 60603. Records for Foreside Financial Services, LLC, a wholly owned subsidiary of Foreside Financial Group, LLC (d/b/a ACA Group), as placement agent, are located at 3 Canal Plaza, Suite 100, Portland, Maine 04101.

Item 34. Management Services Not applicable.

Item 35. Undertakings Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment No. 124 to its registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Chicago and State of Illinois on the 7th day of June, 2024.

Advisers Investment Trust

By:	/s/ Barbara J. Nelligan
Barbara J. Nelligan, President

Exhibit Index

1. Amendment to Fund Administration and Accounting Services Agreement dated March 7, 2024.    Exhibit (h)(v)